                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                           CHAMPION ENTERPRISES, INC.
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                              (Name of Issuer)

                           Common Stock, $1 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  158496-10-9
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                                 (CUSIP Number)

                                August 31, 2000
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [x]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 158496-10-9                 13G
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        Walter R. Young, Jr.
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


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  4     Citizenship or Place of Organization

        U.S.A.
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    Number of
                           5       Sole Voting Power

      Shares                       1,217,326
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        1,217,326
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        2,467,326
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [x] (See Instructions)

        CERTAIN SHARES*
--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.1%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)

        IN
--------------------------------------------------------------------------------

Continuation of Schedule 13G


Item 1(a)     Name of Issuer:

              Champion Enterprises, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:
              2701 Cambridge Court, Suite 300
              Auburn Hills, Michigan 48326

Item 2(a)     Name of Person Filing:
              Walter R. Young, Jr.

Item 2(b)     Address of Principal Business Office or, if None, Residence:
              2701 Cambridge Court, Suite 300
              Auburn Hills, Michigan 48326

Item 2(c)     Citizenship:
              U.S.A.

Item 2(d)     Title of Class of Securities:
              Common Stock, $1 par value

Item 2(e)     CUSIP No.: 158496-10-9

Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
                Not applicable.

Item 4.       Ownership
              (a)          Amount beneficially owned: 2,467,326

              (b)          Percent of class: 5.1%

              (c)          Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote - 1,217,326

                           (ii)     Shared power to vote or to direct the vote - 0

                           (iii)    Sole power to dispose or to direct the disposition of - 1,217,326

                           (iv)     Shared power to dispose or to direct the disposition of - 0

Item 5.       Ownership of Five Percent or Less of a Class.
                Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              75,000 Shares have been pledged to a bank to secure a personal line of credit.

Item 7.       Identification and Classification of the Subsidiary Which Acquired the Security Being
              Reported on By the Parent Holding Company.
              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              Not applicable.

Item 9.       Notice of Dissolution of Group.
              Not applicable.

Item 10.      Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purpose or effect.


                                    SIGNATURE


     After reasonable inquiry and to the best of his knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.




                                                     /S/ WALTER R. YOUNG, JR.
Date: February 6, 2001                               ---------------------------
                                                     Walter R. Young, Jr.


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